Exhibit 10.1
MICRON TECHNOLOGY, INC.
EXECUTIVE OFFICER
PERFORMANCE INCENTIVE PLAN
Effective as of September 3, 2004

1.      Purpose.

The purpose of the Plan is to promote the success of the Company by providing performance-based incentive compensation in the form of cash payments (“Awards”) to the chief executive officer, president and vice-presidents (“Executive Officers”) of the Company.  Such Awards are designed to attract, retain and reward the Executive Officers for outstanding business performance.  The Plan is intended, but not required, to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder  (“Section 162(m)”).

2.    Administration.

The Plan shall be administered by the Committee.  The Committee shall be composed solely of two or more outside directors as defined in Section 162(m) and shall qualify as an independent compensation committee under Section 162(m).  The Committee shall have full power and authority to construe, interpret and administer the Plan and shall have authority to delegate the day-to-day administration of the Plan to Company employees or to such other persons as the Committee deems reasonable under the circumstances.  The Committee shall meet at such times and places as it may determine.  A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee with respect to matters related to the Plan shall be final, conclusive and binding upon all persons, including the Company, shareholders, employees, Company successors and assigns and a Participant’s spouse, if any, and his or her guardian, estate and/or heirs (“Interested Parties”).  The Committee shall have the full and exclusive right to make reductions in Awards under the Plan.  In determining whether to reduce any Award and the amount of any such reduction, the Committee shall take into consideration such factors as the Committee shall determine reasonable under the circumstances, in its sole and absolute discretion.  All expenses of the administration of the Plan shall be borne by the Company, including all Awards, if any, paid pursuant to the terms of the Plan.

3.    Stockholder Approval.

The Plan shall be effective if, and only if, the Company’s shareholders approve the Plan.  No Award shall be paid under the Plan for any period until after stockholder approval of the Plan has been obtained.  To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m), the material terms of the Plan shall be disclosed to and re-approved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which shareholders previously approved the material terms of the Plan.

4.    Participants.

(a)  Selection of Participants.  For each measurement period (which may or may not be the same period with respect to each Participant and which may or may not be a twelve-month period; provided, however, in no event will a measurement period be less than ninety (90) days for any Participant), the Committee will choose, in its sole discretion, the Executive Officers who will participate in the Plan (each a “Participant”).  Nothing in this Plan shall be construed as precluding or prohibiting an Executive Officer from being eligible to participate in any other bonus or compensation arrangement of the Company, whether or not currently established.

(b)  Employment Criteria. To be eligible to receive an Award under the terms of the Plan with respect to a measurement period, a Participant must be continuously employed by the Company or a subsidiary or affiliate as an Executive Officer for the entire measurement period, including, as well, through the date of determination and certification of the payment of any such Award (“Certification Date”).  For purposes of the Plan, with respect to any given measurement period, a Participant who (i) terminates employment (regardless of cause) or who otherwise ceases to be an Executive Officer, prior to the Certification Date and (ii) who, pursuant to a separate contractual arrangement with the Company is entitled to receive payments from the Company thereunder extending to or beyond such Certification Date as a result of such termination or cessation in Executive Officer status, shall be deemed to have been employed by the Company as an Executive Officer through the Certification Date for purposes of Award eligibility.

5.    Business Criteria on Which Performance Goals Shall be Based.

Awards under the Plan shall be based on the attainment of Performance Goals for the specified measurement period that are related, directly or indirectly, to one or more of the following objective business criteria, or any combination or portion thereof:

•	Gross and/or net revenue (including whether in the aggregate or attributable to specific products)
•	Cost of Goods Sold and Gross Margin
•	Costs and expenses, including Research & Development and Selling, General & Administrative
•	Income (gross, operating, net, etc.)
•	Earnings, including before interest, taxes, depreciation and amortization (whether in the aggregate or on a per share basis
•	Cash flows and share price
•	Return on investment, capital, equity
•	Manufacturing efficiency (including yield enhancement and cycle time reductions), quality improvements and customer satisfaction
•	Product life cycle management (including product and technology design, development, transfer, manufacturing introduction, and sales price optimization and management)
•	Economic profit or loss
•	Market share
•	Employee retention, compensation, training and development, including succession planning
•
Objective goals consistent with the Participant’s specific officer duties and responsibilities, designed to further the financial, operational and other business interests of the Company, including goals and objectives with respect to regulatory compliance matters.

The business criteria may be expressed or measured at the individual, function, department, region, unit, subsidiary, affiliate or Company levels or any combination of the foregoing.  Company Performance Goals with respect to the foregoing business criteria may be specified in absolute terms (including completion of pre-established projects, such as the introduction of specified products), in ratios, in percentages, or in terms of growth from period to period, growth rates over time as well as in terms of performance measured relative to an established or specially-created performance index of Company competitors, peers or other members of high tech industries.  Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period.  Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

6.    Establishment of Performance Goals.

(a)  Committee Action.  For each measurement period the Committee shall establish the following: (1)the length of the measurement period with respect to each Participant (measurement periods need not be the same for each Participant.  Measurement periods will coincide with the Company’s fiscal year unless a shorter measurement period is established; provided, however, in no event will a measurement period be less than a three-month period for any Participant);  (2) the Participants in the Plan for such period;  (3) the specific Company, subsidiary, affiliate, group, division, unit, department, function and/or individual business criterion or criteria, or combination thereof, that will be measured with respect to each Participant; (4) the specific results, or range of results, to be achieved with respect to the selected criterion or criteria (“Performance Goals”);  (5) any special adjustments that may need to be applied in calculating whether the Performance Goals have been met to factor out extraordinary items;  (6) the formula for calculating the awards under the Plan in relation to the Performance Goals (including instructions for extrapolating the amounts payable when performance results fall in a range between threshold, target and maximum goals), and;  (7) the targeted bonus amounts or Awards (expressed in absolute terms or as a percentage of base compensation fixed at the time the performance formula is established) for each Participant.

(b)    Timing of Committee Action.  The Committee shall make the above determinations in writing no later than ninety (90) days after the start of each measurement period, on or before twenty-five percent (25%) of the measurement period has elapsed, and while the outcome is substantially uncertain.

(c)    Maximum Award.  The maximum Award that may be paid to any one Participant with respect to the aggregate of all measurement periods in any fiscal year shall not exceed $3,000,000.

(d)  Awards Intended to be “performance based compensation” under Section 409A.  With respect to Awards intended to be “performance based compensation” as defined in §1.409A-1(e) of the final regulations under Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time (“Section 409A”), (1) the measurement period shall be at least 12 consecutive months; (2) Performance Goals shall be established in writing no later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome must be substantially uncertain at the time the criteria are established; (3) the Performance Goals may include subjective performance criteria, provided that the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (4) the Award must meet other applicable requirements of Section 409A.

(e)    Changes in the Business, Executive Officer Positions or Duties, Re-Set Events, Etc.

(1)  Awards Not Intended to Satisfy Section 162(m).  With respect to Awards not intended to satisfy Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, including any acquisition, disposition or merger, or the manner in which the Company or a subsidiary or affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable for a measurement period, the Committee may modify such Performance Goals in whole or in part, and/or such measurement period, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a measurement period, the Committee may determine that the Performance Goals or measurement period are no longer appropriate and may (i) adjust, change or eliminate the Performance Goals or the applicable measurement period as it deems appropriate to make such goals and period comparable to the initial Performance Goals and measurement period, or (ii) make an Award to the Participant in amount determined by the Committee to be in the best interests of the Company, in the Committee’s sole discretion.  The foregoing two sentences shall apply with respect to an Award that is not intended to satisfy Section 162(m).

(2)  Awards Intended to Satisfy Section 162(m).  With respect to Awards intended to satisfy Section 162(m), unless otherwise specified by the Committee in its written determinations establishing the business criteria for the particular measurement period, if prior to the end of such measurement period the Company (i) disposes of businesses or interests that, individually or in the aggregate, represent either (A) five percent (5%) or more of the Company’s consolidated gross revenues for the four fiscal quarters completed immediately preceding the consummation of the dispositions or (B) five percent (5%) of the Company’s consolidated property, plant and equipment, net, measured as of the last day of the fiscal quarter immediately preceding the disposition or (ii) consummates one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a Triggering Acquisition, in each case a “Re-Set Event,” the Performance Goals shall be adjusted, effective as of the last day of the fiscal quarter immediately before the consummation of the Re-Set Event, (x) to reflect the business disposition by eliminating from the Performance Goals the projected business results relating to the disposed business for the remainder of the fiscal quarters of the measurement period, and (y) to reflect any business acquisition, by establishing supplemental performance criteria in compliance with Sections 5 and 6 (a) through (c) above, as the Committee deems appropriate, with respect to the acquired business (which business shall be tracked separately as an independent business unit for purposes of any such supplemental performance criteria).  For purposes of this Section, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which either (i) the acquired entity’s gross revenues for the four quarters completed immediately prior to consummation of the acquisition is equal to five percent (5%) or more of the pro-forma gross revenues for the same four quarters for the combination of the Company and its affiliates and the acquired entity, or (ii) the acquired entity’s property, plant and equipment, net, equals or exceeds five percent (5%) of the pro-forma property, plant and equipment, net, for the combination of the Company and its affiliates and the acquired entity ..  (If either the Company and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be made using pro-forma earnings for each member of the combined entity.)  Notwithstanding the foregoing, nothing in this Section 6(d)(2) will be construed to authorize the Committee to take actions under this Section 6(d)(2) that are not permitted by Section 162(m).

(f)  Change in Control.

(1)  Awards.  Notwithstanding Section 6(d), in the event of a Change in Control (as defined below), each measurement period shall be deemed to have ended as of the last day of the fiscal month immediately preceding such Change in Control (the “CIC Termination Date”).  The Committee shall determine with respect to each

Participant whether his or her Performance Goal(s) were Achieved (as defined below) as of the CIC Termination Date.  In the case of any such achievement, a Participant shall receive, subject to the terms and conditions of the Plan, including the Committee’s discretion and certification as set forth in Section 7 below, an Award payable within thirty days of the Certification Date.  Subject to the Committee’s discretion set forth in Section 7(b), Awards that are Achieved as defined in subsection 6(e)(2)(i) shall not be pro-rated and Awards that are Achieved as defined in subsection 6(e)(2)(ii) shall be pro-rated.

(2)  Definitions.  For purposes of this Section 6, the following terms shall be defined as follows:

“Achieved” shall mean with respect to (i) a non-financial or non-numerical Performance Goal, the full achievement of such Performance Goal; and (ii) a financial or numerical Performance Goal, the achievement of results which, when extrapolated over the remainder of the full measurement period, disregarding the CIC Termination Date, would result in the Performance Goal being satisfied.

“Change in Control” means and includes the occurrence of any one of the following events:

(i)           individuals who, on the date this Plan becomes effective (“Effective Date”), constitute the Board of Directors of the Company (the “Incumbent Directors”) and who cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)           any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Securities Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)           the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-

Qualifying Transaction”); or approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

7.    Determination and Certification of Attainment of Performance Goals; Committee Discretion.

(a)  Determination and Certification of Awards.  As soon as practicable following the expiration of a measurement period, the Committee shall determine, pursuant to the Performance Goals and other elements established pursuant to Section 6 above, the Award to be paid to each Participant for such measurement period. The Committee’s determinations shall be final, binding and conclusive with respect to all Interested Parties and shall be certified in writing by the Committee prior to the payment of any such Award, which writing may take the form of a Committee resolution passed by a majority of the Committee at a properly convened meeting or through unanimous action by the Committee via action by written consent.  The certification requirement also may be satisfied by a separate writing executed by the Chairman of the Committee, acting in his capacity as such, following the foregoing Committee action or by the Chairman executing approved minutes of the Committee in which such determinations were made.

(b)  Committee Discretion.  The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the Award to any Participant in any measurement period (including reduction to zero if the Committee so determines).  The Committee shall make a determination of whether and to what extent to reduce Awards under the Plan for each measurement period at such time or times following the close of the measurement period as the Committee shall deem appropriate. The reduction in the amount of an Award to any Participant for a measurement period shall have no effect on (i.e., shall neither increase nor decrease) the amount of the Award to any other Participant for such measurement period.

8.   Payment of Awards.

Awards shall be paid in cash, in a single lump sum, to the Participants as soon as practicable following the Certification Date, provided that any Award intended to satisfy the short-term deferral exemption specified in §1.409A-1(b)(4) of the final regulations under Section 409A, will be paid on or before later of the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.  Notwithstanding the foregoing, subject to applicable law, the Committee may permit or require a Participant to defer the receipt of an Award.  If any such deferral is permitted or required, the Board shall, in its sole discretion, establish rules and procedures for such Award deferrals which are compliant with Section 409A.

Payments of Awards to Participants, if any, who are employees of subsidiaries or affiliates of the Company shall be paid directly by such subsidiaries or affiliates.  The Company (or such subsidiary or affiliate as the case may be) shall be authorized to withhold applicable taxes from an Award and such other amounts as shall be required by law or as have been previously authorized by the Participant.

9.    Amendment; Termination.

The Committee shall be authorized to amend, modify, suspend or terminate the Plan, in whole or in part, as the Committee shall deem proper and in the best interests of the Company at any time for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval pursuant to Section 162(m) or any other applicable law, rule regulation or listing requirement.

Notwithstanding anything in the Plan or the terms of any Award or other applicable agreement to the contrary, the Committee may amend the Plan or any Award or other applicable agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan, Award or other applicable agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.  By participating in this Plan, a Participant agrees to any amendment made pursuant to this Section to any Award under the Plan without further consideration or action.

10.    Nonassignability.

No Award or any other right or obligation under the Plan shall be conveyed, assigned, encumbered, or transferred  by any Participant or Eligible Participant hereunder and any such attempted conveyance, assignment, encumbrance or transfer shall be void.

11.    No Right to Continued Employment.

Nothing in this Plan shall confer upon any employee who is an Executive Officer or Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge such employee at any time for any reason whatsoever, with or without good cause.

12.    Effectiveness.

Upon stockholder approval as described in Section 3, the Plan shall be effective for measurement periods beginning on or after September 3, 2004.

13.        Special Provisions Related To Section 409A of the Code.

(a)    Notwithstanding anything in the Plan or in any Award or other applicable agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award or other applicable agreement by reason of the occurrence of a change in control, or the participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such change in control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any Award upon a change in control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award or other applicable agreement that is permissible under Section 409A.

(b)    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceeds the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(c)    Notwithstanding anything in the Plan or in any Award or other applicable agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Plan or in any Award or other applicable agreement by reason of Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.